BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary for Commercial Recordings

STATE OF NEVADA

OFFICE OF THE SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701
Telephone (775) 684-5708
Fax (775) 684-7138

North Las Vegas City Hall
2250 Las Vegas Blvd North, Suite 400
North Las Vegas, NV 89030
Telephone (702) 486-2880
Fax (702) 486-2888

Certified Copy

8/8/2022 12:09:13 PM

Work Order Number: W2022080500524
Reference Number: 20222535029
Through Date: 8/8/2022 12:09:13 PM
Corporate Name: THERAPEUTIC SOLUTIONS INTERNATIONAL, INC.

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number	Description	Number of Pages
20222534308	Certificate of Designation	2

Certified By: Becky Skretta
Certificate Number: B202208082909767
You may verify this certificate online at http://www.nvsos.gov

Respectfully,

BARBARA K. CEGAVSKE
Nevada Secretary of State

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the Office of	Business Number E0551382007-1
Barbara K. Cegavske (signature)	Filing Number 20222534308
Secretary of State State Of Nevada	Filed On 8/5/2022 9:19:00 AM
	Number of Pages 2

Certificate, Amendment or Withdrawal of Designation

NRS 78.1955, 78.1955(6)

- [x] Certificate of Designation
- [ ] Certificate of Amendment to Designation - Before Issuance of Class or Series
- [ ] Certificate of Amendment to Designation - After Issuance of Class or Series
- [ ] Certificate of Withdrawal of Certificate of Designation

TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT

1. Entity information:	Name of entity: Therapeutic Solutions International, Inc. Entity or Nevada Business Identification Number (NVID): NV20071058174
2. Effective date and time:	For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed)
3. Class or series of stock: (Certificate of Designation only)	The class or series of stock being designated within this filing: Series A Preferred Stock
4. Information for amendment of class or series of stock:	The original class or series of stock being amended within this filing:
5. Amendment of class or series of stock:	[ ] Certificate of Amendment to Designation- Before Issuance of Class or Series As of the date of this certificate no shares of the class or series of stock have been issued. [ ] Certificate of Amendment to Designation- After Issuance of Class or Series The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation.
6. Resolution: Certificate of Designation and Amendment to Designation only)	By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.* See attachment (designated page 2 of 2)
7. Withdrawal:	Designation being Withdrawn: Date of Designation: No shares of the class or series of stock being withdrawn are outstanding. The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: *
8. Signature: (Required)	X [signature] Signature of Officer Date: 8-4-2022

* Attach additional page(s) if necessary

This form must be accompanied by appropriate fees.

Attachment to Certificate of Designation
Section 6 - Resolution

NOW, THEREFORE, BE IT RESOLVED, that, pursuant to NRS 78.1955, the Board of Directors of **Therapeutic Solutions International, Inc.**, a Nevada corporation, (the "Corporation"), does hereby provide for the issuance of a series of preferred stock to be designated "Series A Preferred Stock" and does hereby fix and determine the voting powers, designations, preferences, limitations, restrictions and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof as follows:

1. Limited Issuance. Of the Five Million (5,000,000) shares of the Corporation's authorized Preferred Stock, $0.001 par value per share, Two (2) shares are designated as "Series A Preferred Stock," with the rights and preferences set forth below. Only two persons or entities are entitled to be designated as the owner of all of the Series A Preferred Stock (the "Holders"), in whose name the initial certificates representing the Series A Preferred Stock shall be issued. Any transfer of the Series A Preferred Stock to a different Holder must be approved in advance by the Corporation; provided, however, the Holder shall have the right to transfer the Series A Preferred Stock, or any portion thereof, to any affiliate of Holder or nominee of Holder, without the approval of the Corporation.

2. Voting Rights. The Holder of the Series A Preferred Stock shall be entitled to vote on all matters subject to a vote or written consent of the holders of the Corporation's Common Stock, and on all such matters, the share of Series A Preferred Stock shall be entitled to that number of votes equal to the number of votes that all issued and outstanding shares of Common Stock and all other securities of the Corporation are entitled to, as of any such date of determination, on a fully diluted basis, plus One Million (1,000,000) votes, it being the intention that the Holder(s) of the Series A Preferred Stock shall have effective voting control of the Corporation, on a fully diluted basis. The Holder(s) of the Series A Preferred Stock shall vote together with the holders of Common Stock as a single class.

3. Covenants.
(a) The Corporation shall not amend, alter, change or repeal the preferences, privileges, special rights or other powers of the Series A Preferred Stock so as to adversely affect the Series A Preferred Stock, without the written consent of the Holder(s).
(b) So long as shares of Series A Preferred Stock are outstanding, the Corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of Holder(s), which consent may be withheld in the Holder's sole and absolute discretion: (i) dissolve the Corporation or effectuate a liquidation; (ii) alter, amend, or repeal the Certificate of Incorporation of the Corporation; (iii) agree to any provision in any agreement that would impose any restriction on the Corporation's ability to honor the exercise of any rights of the Holder of the Series A Preferred Stock; (iv) do any act or thing not authorized or contemplated by this Certificate which would result in taxation of the Holder of shares of the Series A Preferred Stock under Section 305 of the Internal Revenue Code of 1986, as amended (or any comparable provision of the Internal Revenue Code as hereafter from time to time amended); or (v) issue any securities of the Corporation of any nature or kind, including securities convertible into any capital stock of the Corporation.

4. Dividends. The Holder of the Series A Preferred Stock will not be entitled to participate with the holders of Common Stock in any dividends.